Exhibit 3.1

AMENDMENT NO. 1 TO AMENDED AND RESTATED BY-LAWS OF
LMI AEROSPACE, INC.,
A MISSOURI CORPORATION

In accordance with (1) Article IX of the Amended and Restated By-Laws of LMI Aerospace, Inc., a Missouri corporation (the “Company”) and (2) Article Six, subsection (b) of the Restated Articles of Incorporation of the Company, the Amended and Restated By-Laws of the Company, as heretofore amended, (the “By-Laws”) are hereby further amended as follows:

1.           Article V, Section 1.  The By-Laws are hereby amended by deleting Article V, Section 1 and inserting the following in lieu thereof:

Section 1. The officers of the corporation shall be chosen by the Board of Directors at its first meeting after each annual meeting of shareholders  and shall  be a chief executive officer,  president,  one or  more  vice-presidents  (who  may  have  further descriptive designations  thereof,  such as  executive  vice-president,  senior vice-president, vice-president, finance, etc.) and a secretary. The Board of Directors may also choose additional vice-presidents, a treasurer, and one or more assistant secretaries and assistant treasurers.  Any number of offices may be held by the same person, unless the Articles of Incorporation or these By-Laws otherwise provide.

2.           Article V, Section 5.  The By-Laws are hereby amended by deleting Article V, Section 5 and the heading immediately preceding such Section and inserting the following in lieu thereof:

THE CHIEF EXECUTIVE OFFICER

Section 5.  The chief executive officer shall be the chief executive officer of the corporation and shall develop primary goals, operating plans, policies and short and long range objectives for the corporation.  He or she shall be responsible for the general and active management of the business and affairs of the corporation, subject only to the control of the Board of Directors.  He or she shall also keep the Board of Directors fully informed and shall freely consult with the Board of Directors concerning the business of the corporation and shall perform such other duties as are incident to his or her office and are properly required of him or her by the Board of Directors. Except as otherwise provided by law or the Board of Directors, the chief executive officer may sign all certificates, contracts, documents and other instruments on behalf of the corporation. Unless otherwise provided by resolution of the Board of Directors, the chief executive officer also shall be entitled to vote all stock and other interests having voting rights which are owned by the corporation; and, in the absence of a contrary resolution adopted by the Board of Directors, the chief executive officer shall vote such stock and other interests in a manner which he or she deems appropriate.

THE PRESIDENT

Section 5A.  The president shall be an executive officer of the corporation and shall be primarily responsible for the management of the day-to-day operations of the corporation.  The president shall perform such other duties as are incident to his or her office and are properly required of him or her as the Board of Directors or the chief executive officer may, from time-to-time, prescribe.  Except as otherwise provided by law or by the Board of Directors, the president may sign all certificates, contracts, documents and other instruments on behalf of the corporation.

                                                            ________________

I, Lawrence E. Dickinson, hereby certify that I am the Secretary of the Company and that the above amendments were duly adopted in accordance with Article IX of the Amended and Restated By-Laws of the Company and Article Six, subsection (b) of the Restated Articles of Incorporation of the Company by that certain resolution of the Board of Directors dated June 23, 2009.

/s/ Lawrence E. Dickinson
Lawrence E. Dickinson, Secretary

I, Ronald S. Saks, hereby certify that I am the Chief Executive Officer of the Company and that the above amendments were duly adopted in accordance with Article IX of the Amended and Restated By-Laws of the Company and Article Six, subsection (b) of the Restated Articles of Incorporation of the Company by that certain resolution of the Board of Directors dated June 23, 2009.

/s/ Ronald S. Saks
Ronald S. Saks, Chief Executive Officer